United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 4, 2015

S&T Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-12508	25-1434426
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Philadelphia Street, Indiana, PA	15701
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone number, including area code (800) 325-2265

Former name or address, if changed since last report Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 4, 2015, S&T Bancorp, Inc. (“S&T”) completed its acquisition of Integrity Bancshares, Inc. (“Integrity”), pursuant to that certain Agreement and Plan of Merger, dated October 29, 2014, between S&T and Integrity (the “Merger Agreement”), under which Integrity was merged with and into S&T (the “Merger”), with S&T being the corporation surviving the Merger. The Merger became effective at 5:00 p.m. on March 4, 2015 (the “Effective Time”).

Pursuant to the Merger Agreement, Integrity shareholders had the opportunity to elect to receive in exchange for each share of Integrity common stock they owned immediately prior to completion of the Merger either 2.0627 shares of S&T common stock or a cash payment of $52.50, with at least 80% of the aggregate consideration paid in S&T common stock and subject to allocation procedures described in the Merger Agreement.

In addition, under the terms of the Merger Agreement, as soon as practicable following the consummation of the Merger, Integrity Bank, a Pennsylvania state-chartered bank and a wholly-owned subsidiary of Integrity, will merge with and into S&T Bank, a Pennsylvania state-chartered bank and a wholly-owned subsidiary of S&T, with S&T Bank as the surviving bank. However, for a period of at least three years following the Merger, S&T Bank intends to operate bank branches in the markets currently served by Integrity Bank using the name “Integrity Bank—A Division of S&T Bank.” The bank merger is expected to be completed in the second quarter of 2015.

On March 4, 2015, S&T issued a press release announcing the closing of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, the Merger Agreement provided that, following the closing of the Merger, James Gibson, Chairman, President and CEO of Integrity, as well as another board member of Integrity, to be determined, would be invited to serve on S&T’s board of directors (the “Board”). At its meeting on January 26, 2015, the Board determined that, in addition to Mr. Gibson, two Integrity directors, Jerry Hostetter and Steven Weingarten, would be invited to serve on the Board, as previously disclosed in the Form 8-K filed on January 30, 2015. Acting by unanimous written consent on March 4, 2015, the Board appointed Messrs. Gibson, Hostetter and Weingarten to the Board, effective upon the Effective Time. Messrs. Hostetter and Weingarten will be eligible to receive compensation for their Board service according to the determinations of the Nominating and Corporate Governance Committee of the Board with respect to compensation for all non-employee directors.

Mr. Hostetter, age 53, has been a partner at Prestige Investment Group since its founding in 2012. Prior to that, Mr. Hostetter was the Vice President of Fund Development and Legislative Affairs of Ephrata Community Hospital from 2008 through 2011. Mr. Hostetter has served on the board of Integrity since 2011. Mr. Weingarten, age 56, has been an attorney at McNees Wallace & Nurick LLC since 1989, and a Member since 1993. Mr. Weingarten has served on the board of Integrity since 2003.

Mr. Gibson, age 59, has served as Chairman, President and Chief Executive Officer of Integrity and Integrity Bank since its inception in June 2003. Mr. Gibson has over 37 years of banking experience, having previously served as Chief Executive Officer of Commerce Bank/Harrisburg from 1988 to 2002; Regional Vice President of Pennsylvania National Bank; Asset Liability Manager of Commonwealth National Bank; and Vice President of Citizens Deposit Bank and Trust.

Mr. Gibson is a party to an amended employment agreement with Integrity that was assumed by S&T in the Merger. In accordance with the terms of the Merger Agreement, Integrity terminated the severance benefit provisions of the employment agreement effective immediately prior to the date of the closing of the Merger (the “Closing Date”). In respect of such termination, Mr. Gibson will be paid a lump-sum payment in the amount of $1,781,150 not later than fifteen days after the Closing Date. The amended employment agreement otherwise continues in effect and includes non-solicitation provisions, which are applicable for three years following Mr. Gibson’s termination of employment.

In accordance with the terms of the Merger Agreement, Integrity also terminated an amended supplemental executive retirement plan agreement between Mr. Gibson and Integrity effective immediately prior to the Closing Date. In respect of such termination, Mr. Gibson will be paid a lump-sum payment in the amount of $1,000,000 five business days prior to the one-year anniversary of the Closing Date.

Mr. Gibson will continue to serve as President and Chief Executive Officer of Integrity Bank until the bank merger and S&T Bank has offered him at-will employment with S&T Bank at an annual salary of $385,000 through December 31, 2015.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed on the Exhibit Index hereto are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

S&T Bancorp, Inc.

/s/ Mark Kochvar
Mark Kochvar
March 5, 2015	Senior Executive Vice President, Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of S&T Bancorp, Inc., dated March 4, 2015.